Exhibit 99.1

SmartRent Names Alison Dean to Board of Directors

Technology and financial veteran lends expertise to leading smart home provider

SCOTTSDALE, Ariz. – March 22, 2024 – SmartRent, Inc. (NYSE: SMRT), the leading provider of smart communities and smart operations solutions for the rental housing industry, today announced the addition of Alison Dean, a renowned corporate technology and finance expert, and former iRobot CFO (NASDAQ: IRBT), to its Board of Directors and Audit Committee. SmartRent retained Korn Ferry, a notable executive recruiting firm, to conduct the search to fill the company’s open board seat.

Dean has over three decades of experience in high tech overseeing corporate finance and financial planning, as well as information technology, supply chain operations, acquisitions and investor relations. During her 15 years at iRobot, seven of which she spent as CFO, Dean helped to grow revenue from $142 million to $1.4 billion. She also served as corporate controller at 3Com Corporation and held various financial roles at other tech companies. Dean currently sits on the board of directors for several well-known organizations spanning industries, including Yeti (NYSE: YETI) and Everbridge (NASDAQ: EVBG).

“We’re honored to welcome Alison to the SmartRent Board of Directors and Audit Committee,” said SmartRent CEO Lucas Haldeman. “Her experience, guidance and leadership will be invaluable to SmartRent’s continued effort to expand our industry reach and deliver smart home solutions, energy efficiencies, streamlined operations and cost savings to customers. Her technology acumen, expertise and leadership will play a pivotal role in shaping our future direction, and we eagerly anticipate the positive impact she will have as a board member.”

Dean has a bachelor’s degree in business economics from Brown University and a Master of Business Administration from Boston University.

SmartRent powers over 3,800 connected communities nationwide, with 720,000 smart homes and businesses and two million connected devices deployed. To learn more about SmartRent, visit smartrent.com.

About SmartRent

Founded in 2017, SmartRent, Inc. (NYSE: SMRT) is a leading provider of smart home and smart property solutions for the multifamily industry. The company’s unmatched platform, comprised of smart hardware and cloud-based SaaS solutions, gives operators seamless visibility and control over real estate assets, empowering them to simplify operations, automate workflows, benefit from additional revenue opportunities and deliver exceptional site team and resident experiences. SmartRent serves 15 of the top 20 multifamily owners and operators, and its solutions enable millions of users to live smarter every day. For more information, please visit smartrent.com.

Media Contact
Amanda Chavez - Senior Director, Corporate Communications
media@smartrent.com